Hirtle Callaghan & Co., Inc.
                                Integrity Policy

Hirtle Callaghan & Co., Inc. (Hirtle Callaghan or Firm) is committed to maintaining the highest standards of ethical dealing and integrity both with respect to all of its clients, including The Hirtle Callaghan Trust (Trust), a registered investment company to which the Firm serves as an investment adviser. In furtherance of this objective, and in accord with Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act"), and Rule 17j-1 under the Investment Company Act of 1940,(the "1940 Act") Hirtle Callaghan has adopted the Integrity Policy (Policy) to provide guidance for its personnel (collectively, with the Firm's directors, principals and officers "Firm Employees")(1) about the standards of conduct each such individual is expected to meet, as well as to require periodic reporting of personal securities transactions and securities accounts for employees of the Firm. The reporting and review procedures prescribed by this Policy, as it may be amended from time to time, are also designed to comply with the requirements imposed on the Firm under various other provisions of the Federal securities laws, and have been formulated in light of the specialized nature of the investment advisory services that the Firm provides.

All Firm Employees must adhere to the Standards of Conduct set forth in this Policy. In addition, it is the responsibility of EVERY Firm Employee to:

      >> certify, at least annually, that he or she understands the Policy and has complied with it;

      >> refrain from participation in any Initial Public Offering or acquisition of any Privately Placed Security unless prior written approval of such transaction is obtained in accordance with the Policy;

      >> on or before January 30th of each calendar year, provide to the Firm a list of all accounts owed by the employee (Personal Securities Accounts) or accounts in which the employee has a Beneficial Ownership Interest (Related Accounts), together with a statement of all securities held in such accounts;(2)

      >> at least quarterly, submit a written report listing all transactions effected in any Personal Securities Account or Related Account (collectively "Covered Accounts") that involve the purchase or sale of ANY security (Covered Security), except that U.S. Government securities, money market instruments and shares of open-end management investment companies with which the Firm is not affiliated.(3)

In reviewing the Policy, please note that special definitions of terms that appear in bold type are included in Appendix C. All questions relating to this Policy should be directed to the Firm's Chief Compliance Officer (Compliance Officer) , who is responsible for ensuring that this Policy is effectively implemented. The imposition of sanctions for violations of these Polices shall be at the discretion of the Firm's Board of Directors and may include reprimand or, in appropriate cases, disgorgement. Repeated or serious violations may result in dismissal of the employee(s) involved. Additionally, employees are reminded that violations of this Policy may subject individual employees or officers of the Firm, or the Firm itself, to enforcement action by the Securities and Exchange Commission (SEC) or other regulatory authorities; for this reason, Firm Employees are required to report to the Firm's Compliance Officer any violations of this Policy of which they become aware.

This Integrity Policy was first adopted as of March 1, 2000. This Integrity Policy was amended as of February 14, 2003. This Integrity Policy was amended as of April 7, 2004.
This Integrity Policy was amended as of February 1, 2005.

(1) The Firm's Board of Directors may, from time to time, seek business planning and economic forecasting from outside consultants either by contract or by establishing one or more advisory boards. Individuals serving in such capacities are not employees of the Firm and it is not anticipated that any such individual would be either a "supervised person" of the Firm within the meaning of the Investment Advisers Act of 1940 or an "Access Person" within the meaning of
Section 204A-1 of that Act or Rule 17j-1 under the Investment Company Act of
1940.
(2) For 2005, this information must be provided on or before February 10, 2005. The Policy also requires new employees to provide this information not later than 10 days following commencement of employment. . Note that, while this Policy contemplates that all Firm Employees will be subject to the periodic reporting requirements, the Policy provides for transition rules for those Firm Employees who are neither "Supervised Persons" within the meaning of the Investment Advisers Act of 1940 or an "Access Person" within the meaning of
Section 204A-1 of that Act or Rule 17j-1 under the Investment Company Act of 1940. See Appendix C - Access Persons
(3) The Policy permits, in appropriate circumstances, delivery of duplicate confirmations to satisfy the reporting requirement. See, Section III.E.

                          Hirtle Callaghan & Co., Inc.
                                Integrity Policy

Contents
Section I: Standards of Conduct applicable to all Firm Employees. Firm Employees should be aware that Standards of Conduct -- including those policies designed to detect and prevent "insider trading" by persons affiliated with the Firm -- extend to activities outside the Firm and may extend to securities transactions effected in Personal Securities Accounts or Related Accounts. .

Section II: Correspondence Policy applicable to all Firm Employees, but is of particular relevance to those, such as the Firm's Investment Officers and Principals, who are primarily responsible for communications with the Firm's clients and prospective clients. The Policy is designed to ensure that all correspondence and presentation materials are accurate, and are presented in a manner that is appropriate for the type and level of sophistication of the prospect or client, in terms of investment knowledge.

Section III: Reporting Requirements applicable to all Firm Employees. (4)

Section IV: Insider Trading and Securities Fraud Enforcement Act of 1988. This act requires the Firm to establish, maintain, and enforce written policies and procedures designed to detect and prevent insider trading by any Firm Employee. Policies so established are included here.

Section V: Record Keeping and Review requirements relating to the information reported and maintained pursuant to this Policy and as required under the Federal Securities Laws.

Appendix A-1:  Securities Account Identification Form:
        This form or equivalent information must be filed by Firm Employee or on file with the Firm, and information must be kept up-to-date.

Appendix A-2:  Quarterly Report Form and Definitions:
        This form or equivalent information must be provided to the Firm at least quarterly by all Firm Employees.

Appendix A-3:  Initial/Annual Holdings Report Form
        This form or equivalent must be filed by all Firm Employees within 10 days of commencement of employment, and by January 30th each year thereafter.
(5)

Appendix B:    Firm Employee Certification
        Includes Policy summary; must be filed annually by each Firm Employee

Appendix C:    Definitions and Examples.
I.


(4) Refer to Appendix C -- Access Persons.
(5) Subject in 2005 to transition rules for appropriate personnel; see Appendix C--Access Persons.

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                                                                Integrity Policy

I.    Standards of Conduct

      Five Point Summary
      o The interests of the Firm's clients are paramount; avoid even the appearance of acting other than in the best interests of a client.
      o Keep all matters relating to the Firm or its clients strictly confidential.
      o Firm Employees may not participate in any Initial Public Offering except under extraordinary circumstances and with the prior written approval of the Firm and Firm Employees may not facilitate such participation by any client of the Firm;
      o Firm Employees may not purchase any Privately Placed Security without the prior written approval of the Firm.
      o Firm Employees are forbidden from trading, either personally or on behalf of others on material inside information (insider trading) and from communicating or disseminating material inside information to others (tipping).

      A.    Improper Conduct: General.
In general, it is inappropriate for any person associated with Hirtle Callaghan to engage in any conduct that would give rise to an implication that such person was acting other than in the best interests of the Firm's clients, including the Trust. As more fully discussed below, the Firm has adopted specific procedures designed to eliminate to the greatest extent possible, investment related situations that might give rise to conflicts of interests between the Firm and its personnel on the one hand and the Firm's clients on the other. Conduct outside of the investment arena could also affect the Firm's reputation for integrity and fair dealing and Firm personnel are expected to refrain from engaging in such conduct. It is, of course, not possible to enumerate all conduct that might be deemed inappropriate. It is not, however, the intent of this Policy to prohibit the everyday courtesies of business life. The following examples are offered as guidance and should be applied with sound judgment and common sense:

      It would be improper for any Firm Employee, without written authorization from the Firm's Board of Directors or Compliance Officer, to:

      (i) engage in any self-dealing or other transactions benefiting a Firm Employee at the expense of the Firm or its clients.

      (ii) accept a gift or bequest, particularly from a client or an organization, such as a brokerage firm with which the Firm does business (Firm Supplier) if such acceptance would give rise to any implication of improper influence. (Advertising or promotional material or gifts recognizing established relationships with persons who supply goods or services to the Firm ("Firm Suppliers") of a value not exceeding $100 per source would generally not be deemed to give rise to such an implication.)

      (iii) borrow money from or lend money to a client or Firm Supplier, except that loans from a bank or margin purchases through a brokerage firm that are clients or Firm Suppliers is permissible provided that no special terms are arranged for the benefit of a Firm Employee.

      (iv) invest in business ventures sponsored by a client or a Firm Supplier, except that investments in public traded securities of highly capitalized, listed issuers would generally be permissible.

      (v) make any contributions or expenditures for political candidates on behalf of the Firm without the written consent of the Firm, provided that Firm Employees individually may campaign for or contribute to candidates of their choice.

      (vi) engage in the conduct of another business, accept employment outside of the Firm or serve on the board of any public company without the approval of the Firm. Firm Employees who serve as directors or trustees of any non-public company or nonprofit organizations are encouraged to report relevant information to the Firm's Board of Directors or Compliance Officer.

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                                                                Integrity Policy

      (vii) trade, either personally or on behalf of others, on material inside information or communicate or disseminate material inside information to others (tipping). Specific information relating to this matter is set forth in Section V of this Policy. Non-public information relating to the trading activities of, or investment securities held by, any registered investment company is expressly deemed material.

      (viii) cause another person to do something on behalf of a Firm Employee that he or she could not have done personally.

      B.    Compliance with Federal Securities Laws.

All Firm Employees are required to comply with all applicable Federal Securities Laws at all times. In particular:

            Activities in Connection with Securities Transactions. Neither the Firm, nor any Firm Employee may, in connection with the purchase or sale, directly or indirectly, of a security or otherwise: (i) employ any device, scheme or artifice to defraud; (ii) make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit, including, for this purpose, trading on material, non-public information (see, e.g. Section IV of this Policy); or (iv) engage in any manipulative practice.

            Compliance Policies and Procedures. This Policy is part of a comprehensive set of polices and procedures ("Compliance Program") designed to prevent violations of the Investment Advisers Act of 1940 and adopted by the Firm in accordance with applicable regulations promulgated by the SEC. All Firm Employees are expected to be familiar with the Firm's Compliance Program and are encouraged to report to the Firm's Compliance Officer circumstances that may give rise to violations of such policies and procedures.

      C.    Confidentiality.
The nature of the Firm's business is such that employees may be in possession of confidential, proprietary or market-sensitive information.(6) All employees have an obligation to respect and protect the confidential nature of relationships with, and information about, former, present and prospective clients, portfolio relationships with and information about former, present and prospective clients, portfolio companies and suppliers of the Firm. Any such information that is acquired by employees in the course of the Firm's business must be kept confidential and may be used solely for proper purposes of the Firm. Under no circumstances shall an employee disclose such information to unauthorized persons or use or assist others in using confidential information for personal gain.

In addition to information concerning other companies or persons, confidential information about the Firm or its employees should not be disclosed to persons outside the Firm, or to employees who have no reasonable need for such information in the course of their duties, nor should any employee use or assist others in using confidential information for personal gain or any other reason. This principle applies, among other matters, to investment policy and strategy, trade secrets, pricing information (especially non-public fee schedules), internal policies and financial status. In addition, the Firm is, from time to time, party to confidentiality agreements that prohibit Firm Employees from disclosing confidential information to anyone outside of the Firm and may be subject to suit in the event that the terms of any such agreement are breached.

      D.    Securities Accounts of Firm Employees.
Each Firm Employee is required to adhere to the following procedures in connection with securities transactions effected for Personal Securities Accounts and Related Accounts.


(6) This may include "material inside information." C.f. Section IV - Insider Trading Policy.

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                                                                Integrity Policy

            Participation in Initial Public Offerings.
            It is the Firm's policy that neither the Firm nor any Firm Employee may participate in any Initial Public Offering in a Covered Account. In addition, it is the policy of the Firm that the Firm will not facilitate the direct acquisition of Initial Public Offerings by individual clients. The principle underlying this prohibition is that, if a Firm Employee (or the Firm itself) participates in such an offering and does not make the opportunity to acquire the issue available to those of the Firm's clients for whom such an investment may be suitable, there arises an implication that the Firm Employee (or the Firm) has his or her own interests ahead of those of the client.(7) Notwithstanding this policy, the Firm's Board of Directors and/or Compliance Officer, in their sole discretion, may approve the participation of a Firm Employee in an Initial Public Offering in a Covered Account in circumstances that permit the Board or Compliance Officer reasonably to determine that the opportunity to acquire the security has been made available to the person for reasons other than the person's relationship with the Firm or its clients, such as when the opportunity to participate in the offering results from a pre-existing ownership of an interest in the issuer or an investor in such issuer, or other substantial, pre-existing relationship. Any such approval must be requested and approved in writing prior to effecting the transaction in question.

            Transactions involving Privately Placed Securities.
            Neither the Firm nor any Firm Employee may acquire an interest in an offering of securities that are exempt from registration under the Securities Act of 1933 unless approval of such acquisition is requested and approved in writing by the Board of Directors or Compliance Officer in advance of the purchase. Such approval may be granted in cases where the acquisition does not conflict with the policies underlying this Policy, or the interests of the Firm or its clients and in circumstances in which the opportunity to acquire the security has been made available to the person for reasons other than the person's relationship with the Firm or its clients.

      E.    Sanctions.
If a case should arise where it appears that the Firm or a Firm Employee has engaged in a transaction in contravention of this Policy, the Board of Directors or Compliance Officer may require such transactions to be unwound and/or may impose other sanctions, as deemed appropriate by the Firm. The imposition of sanctions for violations of these Polices shall be at the discretion of the Firm's Board of Directors and may include reprimand or, in appropriate cases, disgorgement. Repeated or serious violations may result in dismissal of the employee(s) involved. At minimum, a written record of each incident shall be prepared and maintained by (or under the direction of) the Compliance Officer for review in accordance with the Firm's overall compliance program and are subject to inspection by the SEC. All Employees are required to immediately report to the Firm's Compliance Officer any violations of this Policy of which they become aware.


(7) See, e.g. In the Matter of Speaker and Janus, Investment Advisers Act Release No. 1605 (January 13, 1997); In the Matter of Joan Conan Investment Advisers Act Release No. 1446 (September 30, 1994).

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                                                                Integrity Policy

II    Correspondence Policy

      Five Point Summary
      o Only standardized performance should be used in client/prospect communications unless a specific exception exists.
      o All client communications with performance data must be approved before dissemination to clients.
      o Pre-approved non-standardized performance may be presented in face-to-face meetings with clients/prospects provided it is accompanied by standardized performance.
      o All client/prospect communications must be maintained in client files.
      o Client Agreements must be originated and approved by the Compliance Officer and Eileen Brazitis.

      Virtually all communications between the Firm and any investment advisory client or prospect - particularly those that include performance related information - are subject to regulations promulgated by the Securities and Exchange Commission, including specific record keeping requirements. As such, it is a concern of the Firm that all correspondence and presentation materials are accurate, as well as presented in a manner that is appropriate for the type and level of sophistication of the prospect or client, in terms of investment knowledge.

      Accordingly, the Firm's policy is as follows:

1. Use of Standardized Performance. The Firm has developed standardized performance presentations. Such standardized presentations may be included in materials provided to any client or prospect. In the case of existing clients, information relating to the performance of the client's account, as generated by the Firm for use in client statements, may also be provided. No non-standard performance information may be included in any communication with a client or prospect, whether the communication occurs via mail, facsimile, or electronic mail. Standardized presentations may be obtained from the Investment Group. Any exceptions to this policy must have the prior written approval of Jon Hirtle, Don Callaghan or Rob Zion, which document must be provided to the Compliance Officer before use in correspondence.

2. Pre-Approval of Performance Related Communications. All correspondence and presentations, specifically those which contain performance related data, must be submitted for compliance review prior to sending the document via mail, facsimile, or electronic mail.

3. In-Person/Institutional Presentations. Non-standardized performance related information may be provided in a face to face meeting with sophisticated or institutional clients and prospects, provided that the client/prospect is also provided with the Firm's standardized presentation and provided that any presentation materials that include non-standardized performance related information have been reviewed and approved by the Compliance Officer.

4. Maintenance of Client/Prospect Communications. Correspondence and presentations which do not contain performance data, do not need to be approved prior to sending the document via mail, facsimile or electronic mail or presenting the document to the client in-person, but must be maintained in client files in order to ensure that the Firm is in compliance with applicable record keeping requirements.

5. Compliance Reviews. All written communications with clients or prospects will be subject to review during random compliance reviews.

6. Client Agreements. No portion of the Firm's standard Client Agreements may, under any circumstances, be modified by an Investment Officer. All client contracts, including the statement of fees, must be originated and approved by the Compliance Officer, Eileen Brazitis, and Jon Hirtle or Don Callaghan.

Any questions regarding compliance with this policy may be directed to the Compliance Officer.


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                                                                Integrity Policy

III.  Reporting Requirements(8)

      Five Point Summary
      o All employees must identify all Personal Securities Accounts and Related Accounts.
      o All employees must report all non-exempted securities transactions in such accounts each calendar quarter.
      o All employees must submit holdings reports upon commencement of employment and at least annually thereafter.
      o Duplicate confirmations of all securities transactions may be submitted in lieu of quarterly transaction reports.
      o Transactions effected pursuant to an automatic investment plan or in an account maintained by the Firm are not subject to quarterly reporting and securities held in an account over which an employee has no direct or indirect control are exempt from all reporting requirements.

      A.    Identification of Securities Accounts
Every Firm Employee must submit to the Firm a list of all Personal Securities Accounts and Related Accounts. Such report shall be substantially in the form Appendix A-1 to this Policy. Each listing must include:

            (i) The name of the broker, dealer or bank with whom the reporting individual has established the account;
            (ii)  The date the account was established; and
            (iii) The date that the report is submitted.

      B.    Quarterly Reports(9)
Within 30 days of the end of each calendar quarter, every Firm Employee shall submit to the Compliance Officer, or another individual designated by the Compliance Officer, a report of every transaction in a Covered Security affected in any Personal Securities Account or any Related Account during such quarter. The report shall be substantially in the form of Appendix A-2 to this Policy. Each Quarterly Report must include:

            (i)   Each of the following: o the date of the transaction;
                  o the title, type of security, ticker symbol or CUSIP number;
                  o     the interest rate and maturity date (if applicable);
                  o     the number of shares; and
                  o     the principal amount of each Covered Security involved;
            (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
            (iii) The price of the Covered Security at which the transaction was effected;
            (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and
            (v)   The date that the report is submitted;
            (vi) With respect to any brokerage or bank account established by the Firm Employee in which securities are held during the quarter, the quarterly report shall include the name of the broker, dealer or bank with whom the Firm Employee established the account, the date the account was established; and the date that the report is submitted.

      C. Initial Holdings Statement. Every Firm(10) Employee shall submit to the Firm an initial statement of the securities holdings in each Personal
Securities Account and each Related Account (collectively, Initial Holdings Statement).(11) The information contained in Initial Holdings Statements must be current as of a date not more than 45 days prior to the date on which submission is required.


(8) This Policy contemplates that all Firm Employees - including those who are neither "Supervised Persons" within the meaning of the Investment Advisers Act of 1940 or an "Access Person" within the meaning of Section 204A-1 of that Act or Rule 17j-1 under the Investment Company Act of 1940 -- will be subject to the periodic reporting requirements currently applicable to "Access Person." See Appendix C - Access Persons.
(9) For 2005 only, quarterly reports are required to be filed by all of the Firm's officers, directors, principals, investment officers and analysts. Reporting requirements for all other employees of the Firm will be phased in during 2005.
(10) For 2005 only, statements are required to be filed by all of the Firm's officers, directors, principals, investment officers and analysts; any person who assumes any of these positions during the course of the year will be required to file an initial statement within 10 days thereafter. Reporting requirements for all other employees of the Firm will be phased in during 2005.


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                                                                Integrity Policy

      (i) All Firm Employees who were not subject to reporting requirements under the Integrity Policy prior to February 1, 2005 must submit an Initial Holdings Statements on or before February 10, 2005. The information contained in these Initial Holdings Statements must be current as of a date no more than 45 days prior to February 1, 2005.

      (ii) For individuals hired subsequent to February 1, 2005, Initial Holdings Statements must be submitted within 10 days of the date on which such person commences his or her employment with the Firm.

      D. Annual Holdings Statement. (12) On or before February 14 of each year, every Firm Employee must submit an Annual Holdings Statement, which Annual Holdings Statement must be current as of a date no earlier than December 31 of the immediately preceding year.

      E.    Contents of Holdings Statements.

      Initial Holdings Statements and Annual Holdings Statements shall be substantially may be in the form of Appendix A-3 to this Policy. Initial Holdings Statements and Annual Holdings Statement must include:

            (a) The title, type of security, ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Firm Employee had any direct or indirect beneficial ownership;
            (b) The name of any broker, dealer or bank with whom the Firm Employee maintained an account in which any securities were held for the direct or indirect benefit of the Firm Employee as of the date on which the statement was required to be filed under this Policy; and
            (c)   The date that the report is submitted.

      E.    Exempted Accounts/Exempted Transactions
With the approval of the Compliance Officer, Firm Employees may arrange for the Firm to receive duplicate confirmations of transactions involving Covered Securities in lieu of filing Quarterly Reports if such duplicate confirmations or other records of the Firm contain all of the information required to be provided in a Quarterly Report and such confirmations are received within 30 days of the end of the calendar quarter in which the transaction occurred. Such arrangement will not suspend Initial Holdings Reports and Annual Holdings Reports filing requirements. Transactions in accounts maintained by the Firm are also exempt from Quarterly Reports requirement. Neither the quarterly Reporting requirement or Holdings Statements are required to be filed with respect to transactions affected for, or Covered Securities held in, any account over which the person otherwise required to make such filing with the Firm, has no direct or indirect influence or control. A determination as to whether any securities account or transaction may be within the scope of this exception must be made, in writing, by the Compliance Officer or by the Firm's Board of Directors.


(11) Initial Holding Statement need only include holdings of Covered Securities.
(12) For 2005 only, statements are required to be filed by all of the Firm's officers, directors, principals, investment officers and analysts; any person who assumes any of these positions during the course of the year will be required to file an initial statement within 10 days thereafter. Reporting requirements for all other employees of the Firm will be phased in during 2005.


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                                                                Integrity Policy

IV    Insider Trading Policy

      Five Point Summary
      o The making of investment decisions based on material inside information is prohibited;
      o     Communicating material inside information to others is prohibited.
      o Information is inside information if it is not generally known to the marketplace.
      o Information is considered material if is likely to be considered important by a reasonable investor in making an investment decision.
      o Violation of the Firm's Insider Trading Policy can result in violations of Federal law that may carry civil and/or criminal penalties.

      A.    Prohibition.
Hirtle Callaghan forbids any Firm Employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm prohibits any employee from trading, either personally or on behalf of others (including any funds and private accounts managed by the Firm) on material inside information and prohibits communication or dissemination of material inside information to others (tipping) in violation of the law. The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm.

      B.    What is Insider Trading?
The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits: trading by an insider, while in possession of material nonpublic information, or trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or communicating material nonpublic information to others.

      C.    Identifying Inside Information.
Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

      o Is this information that an investor would consider important in making his or her investment decisions?
      o Is this information that would substantially affect the market price of the securities if generally disclosed?
      o     What is the source of the information?
      o Has the information been effectively communicated to the marketplace? (13)

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should report the matter to the Board of Directors or Compliance Officer and refrain from trading with respect to the security involved and refrain from communicating the information in question to any one other than the Board of Directors or Compliance Officer, either inside or outside of the Firm until you have received instructions on the matter from the Board of Directors or Designated Principal. The elements of insider trading and the penalties for such unlawful conduct are discussed below.

            (i)   Who is an Insider?
The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Hirtle Callaghan may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the individual to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the individual will be considered an insider.


(13) For example, information that has been published in a newspaper or magazine of general publication, such as Reuters or The Wall Street Journal would be deemed to have been effectively communicated to the public.

                                                                          Page 9
                                                                Integrity Policy

            (ii)  What is Material Information?
Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.(14)

            (iii) What is Nonpublic Information?
Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

            (iv)  What are the Penalties for Insider Trading?
Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by Hirtle Callaghan, including dismissal of the persons involved.

(14) Examples of information that should be presumed material include but are not limited to information relevant to dividend changes, earnings estimates, significant changes in relationships with clients, suppliers and key personnel, mergers or acquisitions, major litigation or significant new products or discoveries. This list is not exhaustive.


                                                                         Page 10
                                                                Integrity Policy

V.    Firm Responsibilities: Review and Record Keeping

      Four Point Summary
      o All Firm Employees will be reminded at least annually of their reporting obligations under this Policy;
      o The Compliance Officer and/or an individual designated by the Compliance Officer shall review all Quarterly Reports (or equivalent information and initial/annual statements) with a view to determining whether any reported transactions may have violated this Policy.
      o The Compliance Officer shall be responsible for assuring that all records required to be maintained under Rules 204a-1 and 204-2 of the Advisers Act and Rule 17j-1 of the 1940 Act are maintained in the manner prescribed.
      o The Firm shall at least annually certify to the Board of Trustees of the Trust that this Policy remains in effect and is adequate to assure that Firm Employees have not violated its provisions.

      A. Notification to Firm Employees of their Obligations under this Policy. The Compliance Officer or his/her designee will, at the end of each quarterly and/or annual period, provide each Firm Employee with the necessary reporting form and assure that any such form is completed and submitted to the Compliance Officer for review.

      B. Review Procedures; Procedures to be Followed in the Event of a Violation. The Compliance Officer shall, following receipt of the various reports required to be made under this Policy, consider (i) whether any personal securities transaction evidences an apparent violation of this policy, and in particular Sections I Part B, or Section IV hereof; and (ii) whether any apparent violation of the reporting requirement has occurred. Upon making a determination that a violation of this Code, including its reporting requirements, has occurred, the Compliance Officer shall report such violations to the Firm's Board of Directors, which shall determine what actions, if any, should be taken. The Compliance Officer shall prepare quarterly reports with respect to any material trading violation under this Policy.

      C.    Required Records.
The Firm will maintain records relating to this Policy in the manner and to the extent set out below, and will make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

            (i) A copy of this policy and the Firm's prior policy shall be maintained in an easily accessible place;
            (ii) A record of any violation of the Policy, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at lease five years after the end of the fiscal year in which the violation occurs;
            (iii) A copy of each report made by any Firm Employee as required by this Policy must be maintained for at lease five years after the end of the fiscal year in which the report is made or the information is provided, the first two year in an easily accessible place;
            (iv) A record of persons who are or, within the past five years, were, required to make reports under this Policy or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and
            (v) A copy of each report prepared by the Compliance Officer required by this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.
            (vi) A record of any decision, and the reasons supporting the decision, to approve the acquisition by any Firm Employee of Privately Placed Securities or participation in an Initial Public Offering for at lease five years after the end of the fiscal year in which the approval is granted.


                                                                         Page 11
                                                                Integrity Policy

Appendices

Appendix A-1   Securities Account Identification Form
Appendix A-2   Quarterly Report Form
Appendix A-3   Initial/Annual Holdings Report Form
Appendix B     Certification
Appendix C:    Definitions and Examples

                                                                         Page 12
                                                                Integrity Policy

               Appendix A-1 Securities Account Identification Form


FROM: [Firm Employee]

This report is being submitted pursuant to the Integrity Policy established by Hirtle, Callaghan & Co., Inc. ("Firm"). The undersigned certifies that the following is an accurate and complete listing of all Covered Accounts in which I have a Beneficial Ownership Interest,(15) other than accounts over which I have no direct or indirect influence or control, and that I will inform the Firm, in writing, of any additional such account that may be established not later than 30 days after the calendar quarter in which such additional account is established:

--------------------------------------------------------------------------------
Date Established   Name of the Account/Account No.   Name of Broker/Bank/Adviser
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Name of Reporting Person (Print):   [Firm Employee]

Signature of Reporting Person:      _________________________________

Date of Submission                  _________________________________


(15) "Covered Accounts" include all Personal Securities Accounts or Related Accounts as those terms are defined in Appendix C. Please also refer to Appendix C for the definition of "Beneficial Ownership Interest."


                                                                         Page 13
                                                                Integrity Policy

          Appendix A-2 Quarterly Securities Transaction Report for the
                       Quarter Ending <<Quarter_Ending>>
          ***See Important Definitions contained in Integrity Policy***

FROM: [Firm Employee]

1. This report is being submitted pursuant to the Integrity Policy established by Hirtle, Callaghan & Co., Inc. The undersigned certifies that the transactions described below were purchased or sold in reliance upon public information lawfully obtained and were not based upon information obtained as a result of any affiliation with Hirtle Callaghan & Co., Inc. ("Firm")

2.    Please Check One:

|_| The undersigned had no reportable securities transactions during the above-referenced quarterly period. OR

|_| Please see attached confirmation/statement relating to reportable securities transactions during the above referenced period, which statement includes all of the information indicated in the table below. OR

|_| Duplicate confirms have been provided to the Firm with respect to all reportable securities transactions. OR

|_| The undersigned had the following reportable securities transactions during the above referenced period:


----------------------------------------------------------------------------------------------------
   Date     Transaction    Security and          Amount       Price/Share    Broker       Total
                              Symbol                                                    Commission
                         ----------------------------------
                             (interest         (principal
                           rate/maturity       amount, if
                         date, if applicable)  applicable)
----------------------------------------------------------------------------------------------------
Example       (Sold)       (IBM Common)       (100 Shares)    ($48 1/2)      (Paine       ($148)
(1/3/00)                                                                    Webber)
                         ------------------
----------------------------------------------------------------------------------------------------
(1/25/00)      (Buy)       (NYC Housing         ($5000)                                    (NA)
                               Bond)
                         ------------------
                         (7.25% 12/31/08)
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------

3.    |_|   The undersigned certifies that an accurate listing of all securities accounts in which I have a Beneficial Ownership Interest is on file with the Firm. OR

      |_| During the above-referenced quarterly period, the undersigned established following account(s):

--------------------------------------------------------------------------------
Date Established      Name of the Account/Account No.         Name/Address of
                                                            Broker/Bank/Adviser
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

I certify that the information I am providing in this report is accurate and includes all transactions pursuant to which, and account in which, I acquired direct or indirect beneficial ownership of a security, other than transactions in U.S. Government securities, transactions in shares of mutual funds other than the Hirtle Callaghan Trust, or transactions in accounts over which I have no direct or indirect influence or control in accordance with a determination to that effect under the Policy. This report shall not be construed as an admission that I have or have had any direct or indirect beneficial ownership in the securities listed.

Name of Reporting Person (Print):   [Firm Employee]
Signature of Reporting Person:      _________________________________
Date of Submission                  _________________________________

Note: Report must be filed within thirty days of the end of the calendar quarter to which the report relates.


                                                                         Page 14
                                                                Integrity Policy

                        Appendix A-3 Holdings Report Form


FROM: [Firm Employee]

This report is being submitted pursuant to the Integrity Policy established by Hirtle, Callaghan & Co., Inc. ("Firm"). The undersigned certifies that the following is an accurate and complete listing of all Covered Securities in which I have a Beneficial Ownership Interest (16)


|_|   Information reflects in this report is current as of _________________.

---------------------------------------------------------------------------------------------
  Broker/Bank      Account No.       Security      Number of Shares      Principal Amount
Name and Address                 (include Symbol   Beneficially Held
                                    or CUSIP)
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

Name of Reporting Person (Print):     [Firm Employee]

Signature of Reporting Person:        _________________________________

Date of Submission                    _________________________________


Note: Information included in the report must be current as of not more than 45 days before the date on which the report is filed and must be filed at least annually. Report must be filed within thirty days of the end of the calendar quarter to which the report relates. If appropriate Yyou may attach account statement(s) in lieu of providing a separate listing above, if all required information appears on such statement(s).


(16) Please refer to Appendix C for the definitions of "Covered Securities" and "Beneficial Ownership Interest."


                                                                         Page 15
                                                                Integrity Policy

                    Appendix B-1 Firm Employee Certification

FROM: <<Employee>>

The undersigned hereby certifies that he/she is has received a copy of and understands the Integrity Policy adopted by Hirtle Callaghan & Co., Inc., and in particular is aware of the following:

1) The interests of the Firm's clients are paramount; avoid even the appearance of acting other than in the best interest of a client.
2) Keep all matters relating to the Firm or its clients strictly confidential.
3) Firm Employees may not participate in any Initial Public Offering except under extraordinary circumstances and then only with the prior written approval of the Firm; Firm Employees may not facilitate such participation by any client of the Firm.
4) Purchases of any Privately Placed Security must be approved by the Firm before the acquisition.
5) Firm Employees are forbidden from trading, either personally or on behalf of others, on material inside information (insider trading) and from communicating or disseminating material inside information to others. Information is inside information if it is not generally known to the marketplace. Information is considered material if is likely to be considered important by a reasonable investor in making an investment decision.
6) All Firm Employees, and Investment Officers, in particular, must follow the standards listed in Section II to ensure that all correspondence and presentations are accurate as well as presented in a manner that is appropriate for the type and level of sophistication of the prospect or client, in terms of investment knowledge.
7) Firm Employees must timely file initial and annual holdings statements as well as quarterly transaction reports, all as listed in Section III of this Integrity Policy. Reports must include transactions in Covered Accounts held directly and accounts in which the reporting person has any Beneficial Ownership Interest.
8) Every Firm Employee will be required annually to certify that he or she has complied with those reporting requirements to which he or she is subject under this Policy.

IMPORTANT:

The undersigned further acknowledges that he/she is subject to the provisions of this Policy and has complied with each standard and all reporting requirements to which he or she is subject.

Name of Firm Employee Reporting (Print):    __________________________________

Signature                           :       _________________________________

Date                                        _________________________________


                                                                         Page 16
                                                                Integrity Policy

                        Appendix C: Definitions/Examples

Access Person means, for all purposes other than quarterly reporting and annual statement requirements, all Firm Employees. For 2005 only, quarterly reports and annual statements will be required to be filed by officers, directors and principals of the Firm, as well as all Investment Officers and Analysts. Reporting requirements for all other Firm Employees will be phased in during 2005.(17)

Beneficial Ownership Interest of a security is defined under Rule 16a-1 (a)(2) of the Securities Exchange Act of 1934, which provides that a Firm Employee should consider himself/herself the beneficial owner of securities held by his/her spouse, his/her minor children, a relative who shares his/her home, or other persons, directly or indirectly, if by reason of any contract, understanding, relationship, agreement or other arrangement, he/she obtains from such securities benefits substantially equivalent to those of ownership. He/she should also consider himself/herself the beneficial owner of securities if he/she can vest or reinvest title in himself/herself now or in the future.

For purposes of the Code, you will be deemed to have a beneficial interest in a security under the following circumstances:

      o securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

      o securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

      o securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

      o securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

      o securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

      o securities held by a personal holding company controlled by you alone or jointly with others;

      o securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

      o securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.


(17) Applicable regulations would permit the Firm to except from the policy's reporting requirements those Firm Employees who are not "supervised persons" or "Access Persons" within the meaning of applicable regulations. Generally, Firm Employees who do not have access to non-public information regarding any client's purchase or sale of securities or non-public information regarding the portfolio holdings of The Hirtle Callaghan Trust and are client information and are not responsible for investment advice or client communications do not, except in unusual circumstances, fall within these definitions. Additionally, the likelihood that the type of non-public information referred to above would be in the possession of employees of the Firm is further limited by the fact that the Firm does not provide traditional portfolio management services to its clients and, in general, does not make recommendations with respect to the purchase and sale of individual securities or, with limited exceptions, the selection of brokers and dealers through which securities transactions are effected on behalf of the Firm's clients. . Given the structure of the Firm, however, and the high level of service and responsiveness that all employees are encouraged to provide, the Firm has deemed it appropriate to monitor all personal securities transactions by its Firm Employees.


                                                                         Page 17
                                                                Integrity Policy

You will not be deemed to have beneficial ownership of securities in the following situations:

      o securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership's portfolio; and

      o securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the Designated Principal.

Covered Security means a security defined in section 2(a)(36) of the Act [15 U.S.C. 80(a)(36)], except that it does not include:

      (i)   Direct obligations of the Government of the United States;

      (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

      (iii) Securities purchased obtained in transactions effected pursuant to an automatic investment plan;Shares issued by money market funds;

      (iv) Shares of mutual funds (including money market funds) other than The Hirtle Callaghan Trust; and

      (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds other than The Hirtle Callaghan Trust.

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Personal Securities Account means any securities or brokerage account of the individual employee.

Privately Place Security means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 under the Securities Act of 1933.

Related Account means any securities account in which the individual employee has Beneficial Ownership Interest.


                                                                         Page 18
                                                                Integrity Policy